EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Stacy Feit
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(213) 486-6549

ASHFORD TRUST ANNOUNCES DISTRIBUTION OF
REMAINING SHARES OF ASHFORD PRIME
Sets Record Date and Distribution Date for Distribution
DALLAS, July 13, 2015 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that its Board of Directors has declared the distribution of its remaining units and shares of common stock of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime”). Ashford Trust currently owns approximately 5.0 million common units of Ashford Hospitality Prime Limited Partnership, the operating partnership of Ashford Prime. Common unit holders of Ashford Hospitality Trust Limited Partnership will receive their pro rata share of Ashford Hospitality Prime Limited Partnership common units, while Ashford Trust common shareholders will receive their pro rata share of the approximately 4.1 million Ashford Prime common shares to be received upon redemption of Ashford Hospitality Prime Limited Partnership common units. Ashford Trust is not currently contemplating selling or distributing any of its ownership in Ashford, Inc. at this time.
The distribution to Ashford Trust common shareholders will be completed through a pro-rata, taxable dividend of Ashford Prime common stock on July 27, 2015 (the "Distribution Date") to stockholders of record ("Ashford Trust Record Holders") as of the close of business of the New York Stock Exchange on July 20, 2015 (the "Record Date"). On the Distribution Date, each Ashford Trust Record Holder will receive approximately 0.04 shares of Ashford Prime common stock for every share of Ashford Trust common stock held by such stockholder on the Record Date. After the distribution, Ashford Trust will not have any ownership interest in Ashford Prime. The distribution of these shares will be made in book-entry form, which means that no physical share certificates will be issued.
No fractional shares of Ashford Prime common stock will be issued. Fractional shares of Ashford Prime common stock to which Ashford Trust Record Holders would otherwise be entitled will be aggregated and, after the distribution, sold in the open market by the distribution agent. The aggregate net proceeds of the sales will be distributed in a pro rata manner as cash payments to the Ashford Trust Record Holders who would otherwise have received fractional shares of Ashford Prime common stock. Ashford Trust stockholders should consult their tax advisors with respect to U.S. federal, state, local and foreign tax consequences of the dividend of Ashford Prime common stock.
Ashford Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry in upper upscale, full-service hotels.
Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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